Exhibit 99.1

Inside this issue:

Commodities Manager

2

Plant Manager

3

Maintenance Manager

3

CFO

4

Board News/Bill Herrmann – President

I haven’t been to Great America Amusement Park in the past 25 years as I don’t like roller coasters or tilt-a-whirls.  However, I didn’t have to leave home this summer or fall to get that same jerked-around feeling, or wonder when I was going to be ratcheted up or propelled straight down.  The whole economy has been on an amusement park visit and our ethanol industry was not left home alone.

United Wisconsin Grain Producers LLC (UWGP) is probably faring better than many because we are debt free and some months ago decided to delay expansion plans and certain capital projects unless they showed reasonable payback.  Our management team has done an excellent job of concentrating on efficiencies rather than just volume.  We are adjusting production rates to profitability levels.  Our risk management plan has served us pretty well as it was closely monitored in these gyrating markets.  Hopefully things get back to more normal conditions soon.

Board and management continue to look at ways we can save money without jeopardizing production or investor security.  One possibility we are investigating is deregistering our membership units with the Securities and Exchange Commission (SEC).  This is being considered because of the increasing cost, complexity of reporting and the risk of inadvertent noncompliance, and the drain on human resources within the company.  We are also concerned about the potential negative efforts of our reporting assisting our competitors to learn more about our operation—to compete with us or to improve their own operations.  We are not interested in providing less meaningful information to our current stockholders or the investment community.  Deregistering our membership units would not preclude us from continuing to supply that information in the future.  This process is regulated and highly scrutinized by the SEC.  It requires unit holder approval.  If the Board should decide to proceed with this process, you will be kept fully informed.  In the meantime, we continue to evaluate its merits and will cover more fully at our annual meeting.

We hope you all have a pleasant Holiday Season and that we can provide you with a good year end report.

Jeff Robertson – CEO

The third quarter of 2008 wasn’t the most interesting quarter of managing the company, but it was probably the most exciting.  My career has kept me in or very near the commodities markets for the past 20 years.  In those years I don’t think I was ever caught saying that I’d seen everything before, and clearly I hadn’t.  People make careers of explaining what the commodity markets are doing and why the prices make sense.  Some of the very best of them simply ran out of good stories in the last quarter.  It became obvious to even the “outsiders” that the markets are a world unto themselves.  The factors that govern the markets are constantly changing, but speculation has had a far larger influence on the markets this year than in any that any of us can remember.    The producers and the consumers of the commodities can be drastically affected by markets that start to trade more on rumor, projection, hype, perceived relative value, and program trading, than on what we like to call “fundamentals”.   These are times when the true believers of supply and demand economics are apt to be culled from the herd.

There was a huge price run up in all of the ethanol related commodities, followed by an equally spectacular crash.   Over the last four quarters, corn rose from $4.00 to $8.00 in the first three quarters, and then crashed back to $4.00 in the last quarter.  Over the same period, ethanol rose from $1.60 to $2.90 and crashed to $1.70 in the last quarter.  Oil was $75 a barrel at the start of the fourth quarter of 2007 and rose to $147 a barrel by the start of the last quarter and plummeted back to $75.00 just a few days after the start of the fourth quarter of 2008.   The most common form of risk management in the industry was simply to purchase corn on the futures market to cover the planned production of ethanol in the future months.  It was less common for ethanol facilities to be equally hedged on their ethanol sales.  Margins were always big enough to withstand some erosion and allow companies time to lock in sales prices when ethanol began to turn downward.  In this case the markets deteriorated very rapidly and many companies were left owning significant quantities of corn that they could not profitably use for ethanol production.  Many plants are going to be using up that expensive corn supply (along with their cash reserves and credit lines) in this quarter, and to a lesser extent, in the next quarter as well.  United Wisconsin Grain Producers LLC (UWGP) gave approximately $5,300,000 back to the markets in the third quarter, but remains a positive $6,500,000 to the commodities markets for the year-to-date.

In looking at the four charts below, it is striking how closely related these four commodities have become the past couple of years.  Given that relationship, the strengthening U.S. dollar, the major decline in economic activity in the world, and no foreseeable reason for oil to increase in value, it is our conclusion that corn is overpriced at this time.  The corn market is expecting our industry to use a third of the crop this year and at current prices that is simply not going to happen.

For the ethanol industry this past couple of quarters and the next two quarters promise to roll out like survival contests.  They could make a reality TV show about it.  VeraSun, the second largest ethanol producer in the country with annual volume of 1.4 billion gallons, filed for bankruptcy protection a couple of weeks ago

Continued on Page 2

Dan Wegner – Commodities Manager

“What Happened to the “New $2.00” Corn?”

Hello everyone, I hope this letter finds you in good spirits.  The past three months have been filled with extremely volatile and stressful markets.  What we have witnessed in the commodities, financial and stock markets is unprecedented, and likely will not be witnessed by most of us again in our lifetimes.  In 1996, corn prices hit an all time record price of over $5.50 per bushel.  I still remember all the talk surrounding the market prices and how we had moved to a new price plateau, and that corn was not going to get cheap again.  Demand for corn had grown, China and other parts of the world needed the corn, and we could never produce enough to keep up.  Well, it was only a matter of a year or so, and corn was trading back below $2.00.  I can not tell you how many times in the past six months I have heard the same talk, or read this scenario written in various articles. Corn traded to a new record high price around $8.00 this time.  People were talking about how input costs are all higher, and the cost of growing corn is higher, so the old $2.00 corn is now $4.00 or $5.00.  It has to be, or producers will not plant corn.  We also have a new demand from ethanol, which grows every year.  These statements are all solid, the fundamental reasoning is correct.  Supply and demand is tight, especially on a world wide basis, and land use is limited.  But the price of corn has dropped $4.25 per bushel.  So what happened?   In my opinion it started and will end with the large speculators, such as the Commodity Index Funds (CIF).  This is a market segment made up of “long only position” traders, who invest money in high risk/return investments.  By rule, they can only buy investments and hold long ownership positions, and only sell as an offsetting or liquidating transaction.  Many hard working American folks have investment plans such as 401K or IRA’s for example, which they contribute money to on a regular basis.  Their particular fund could be made up of various asset allocations, of which one type could be a commodity index fund.  For the past several years, CIF’s have been performing very well, earning high returns for their investors.  The U.S. dollar has been weak against other foreign currencies, exports have been good, and the overall economy was clipping along.  Massive amounts of money were being invested in commodities in general, such as crude oil, gasoline, natural gas, metals, and the grain futures.  As the money systematically poured into the market, prices marched higher, in some cases supported by supply demand fundamentals, and in other cases contrary to the fundamentals.  This steady climb higher lasted for quite some time, and the commodity ownership these funds gathered over time was astonishing.  At one time I want to say the CIF’s corn ownership was over 700,000 contracts (3.5 billion bushels).  They held even larger stakes in a basket of other commodities.  Shear position size I believe was the foundation of the problem, which did not disclose itself as a problem until the onset of the “credit crisis”.  As many financial companies began to scramble, and money became tight, companies were forced to liquidate positions in the markets, both stocks and commodities, which began the accelerated move lower in both stocks and commodities.  This brings us to today, wondering what happened to our corn market and when will the markets turn back around?  My quick answer would be I am not sure if it will turn around, or when it will.  To explain in more detail, I think we have several key factors that need to be addressed; first will crop inputs remain high long enough to alter planting decisions in a big enough way to affect the supply/demand balance sheet?  I see signs which indicate input prices might come down, we must wait on these details.  Secondly, soon we will have a better handle on the crop size, and all indications are the crop continues to get bigger, adding to the carry out, which some people are estimating could grow to nearly two billion bushels.  Thirdly, our current corn price of nearly $4.00 is historically high for corn, and is not affordable for the many corn consumers.  Ethanol margins remain very poor, below break even in most cases, $4.00 does not work.  Livestock feeding is not profitable, and export reductions appear likely given the fact that many foreign economies are slumping along with ours here in the U.S.  Who can afford the corn is the question?  Lastly, will the large speculators at some point in time stop selling commodities, and begin buying again in a big way?  Unfortunately I do not have all the answers, nor the ability to predict the future.  I do know that we have witnessed many changes surrounding agriculture in general, and specifically the corn market.  More changes will happen, and what these are exactly remains to be seen, but rest assured it will be these changes which lay the foundation for the path on which corn prices will travel.  Whether this path is uphill or downhill is unknown, thus be careful and avoid getting caught up in the mindset that corn prices have to go back up, they could, but it is not a requirement.  Good luck to everyone.

Jeff Robertson – CEO (continued)

and has just reported a $476,000,000 net loss - for the third quarter alone.   Aventine, the producer and/or marketer of over 650,000 gallons annually, issued warnings to investors of a liquidity crunch several weeks ago.  Two subsequent announcements reported that construction on each of its two 110,000,000 gallon plants will be delayed six months, so as to preserve liquidity.  The company recently reported that it has lost $10,227,000 in the first three quarters of this year.  Pacific Ethanol has similar problems and has reported a net loss of $69,167,000 for the third quarter and $112,651,000 year-to-date.  These are the prominent publicly owned companies in our industry.

UWGP has recorded lower earnings this year as well.  But we have been well managed and as reported in our recently released results for the nine months ended September 30, 2008, our net income was $12,386,000.  We are projecting additional positive net earnings for the balance of 2008.  Looking further ahead we believe that the industry will see tighter profit margins than in the past but that there will be some relief from the pressure of recent months.  The Renewable Fuels Standard (RFS) mandates a total ethanol blending volume of 9.0 billion gallons in 2008 and it increases to 10.5 billion gallons in 2009.  This higher mandated use will help with, but not solve our current production capacity problems.  The industry has a production potential of about 11.0 billion gallons today (currently there is 1.2 billion gallons of capacity idled) and there are 38 plants under construction.  From this we can only assume that limited profit margins will be with us for next year, perhaps longer.  Because we have concentrated on our production yield, and reduced cost of production, UWGP is positioned to remain profitable over this period of lower profit margins.

On a cash flow basis, over the most recent two year benchmarking period, UWGP has earned approximately $0.25 more per gallon than the industry average.  Over the past two years UWGP recorded cash earnings of $76,000,000.  We were fourth of forty-eight plants in the reporting group, and earned $21,000,000 more than the average of the group.   This puts enough water under our keel to remain afloat while others flounder.

We have accomplished this through sound risk management and outstanding production results.  Therefore, it is an advantage we believe to be sustainable.   We are in good financial condition and we have sufficient liquidity to maintain operations.

This newsletter contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our expected future operations and actions.  These forward-looking statements are only our predictions based upon current information and involve numerous assumptions, risks and uncertainties.  Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission.   We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this newsletter.  We qualify all of our forward-looking statements by these cautionary statements.

Eric Kuntz—Plant Manager
(co-authored by Terry Olson - Feed Marketer)

There’s been a lot of debate lately; McCain vs. Obama, Biden vs. Palin.  Listening to them go back and forth it’s hard to determine the actual facts.  But politicians aren’t necessarily known for always sticking to the facts, and by the time you read this, those debates will be decided.  But another recent debate that will linger past November also involves sketchy facts.  It’s about food vs. fuel – and its all about the ethanol industry!

Our industry has seen unprecedented growth in the last five years.  Most of us have seen or heard current arguments against ethanol based on using food (corn) for fuel (ethanol).  But let’s look at some facts.  Per United States Department of Agriculture (USDA), in 2002/03, 9.0 billion bushels of field corn were grown in the U.S. of which 1.0 billion bushels were utilized in ethanol production.  In 2007/08, 13.1 billion bushels of field corn were grown in the U.S. with 3.0 billion bushels being used for ethanol.  So although a greater percentage of the total corn grown is now being used in ethanol (23% vs. 12%), more corn overall is also available for other uses (10.1 billion bushels vs. 8.0 billion bushels) – 26% more!

Furthermore, the vast majority of field corn grown does not go directly for human consumption.  In fact, only 1.3 billion bushels of corn were used in 2007/08 for food, seed and industrial uses other than ethanol.  The largest chunk, nearly 6 billion bushels, was for feed and residual uses.  Another 2.4 billion bushels (up from 1.6 billion bushels in 2002/03) was exported.

Feed nutritionists look for levels of protein and fat (energy) in any potential feed ration.  Corn is around 72% starch, 8% protein and 4% fat.  How much of the protein and fat (as well as the fiber, vitamins, and other nutrients) in the corn is consumed in a dry grind ethanol plant like United Wisconsin Grain Producers (UWGP)?  Virtually none.  In dry grind ethanol plants, the entire kernel of corn is ground up, but only the starch is converted to ethanol.  The protein and fat pass through the system where they are eventually concentrated with the other leftover corn solids to form distiller’s grains with solubles (DDGS).  DDGS is typically 30% crude protein and 12% fat and used all over the world as a ration in animal feed.  So all of the protein and fat in the corn that is needed for food - via livestock feed - is still there in the DDGS!  And as more corn is grown for use in ethanol, more DDGS is produced, resulting in more protein and fat being available worldwide.  But the use of DDGS for animal feed is rarely, if ever, mentioned in the anti-ethanol articles you see about food vs. fuel.  The fact that every 56 pound (lb) bushel of corn used in ethanol production results in about 17 lbs of a high protein feed ration is often overlooked.  Like some politicians, they don’t want to confuse you with the facts!

Dan Groh—Maintenance Manager

“Efficiency” is a word that is used quite often around here, not only by management but also is stressed to all employees. We are not all doom and gloom about the current environment of our industry, quite the contrary; we understand that with every sharp rise in any industry there will eventually have to be a correction. Quite simply the ethanol industry has expanded too rapidly. It was never a question of “if” but more “when” the correction will take place. Unfortunately 2008 turned out to be the perfect storm with all the turmoil in the markets, fuel prices, commodity prices, housing market collapse, etc., etc. We have been focusing on “Efficiency”, how we can do more with less. With every project that we undertake our emphasis has always been on being the low cost producer.

United Wisconsin Grain Producers LLC (UWGP) has a serious leg up on our fellow producers in that we have an extraordinary group of employees who are always thinking. Our production staff is constantly coming up with new and ingenious ways to tweak the process to find efficiency. Sometimes it’s as simple as an adjustment to the process and other times it is simply an idea that starts a discussion. Either way the point is that everyone has their eye on doing more with less.

In the few short years that UWGP has been producing ethanol we have seen sweeping changes to the industry. With so many players now in the industry we are witnessing a tremendous amount of trial and error with new technology. All of it is good news for the future of ethanol. We are continuously evaluating new technology for its feasibility to be incorporated into our process. Quite often our target goals will only be possible through a series of technology steps to which we must carefully plan. Expansion for more production can be accomplished by simply building more and bigger, or it can be carefully thought out with “Efficiency” in mind. Economies of scale have to be considered, but with all the available new technologies coming online we must carefully plan our path forward.

One example of this is our recently installed rotary cooler for our distiller’s grains with solubles (DDGS) product. The DDGS exits our dryers at around 180 degrees.  This product must be cooled before it can be stored and shipped. Our original system consisted of what was essentially a very large shop vac where the product was pneumatically conveyed to our storage building. This system was very high maintenance and consumed a large amount of electricity. UWGP invested in a new system which consists of a rotating drum that allows the hot DDGS to tumble much like a clothes dryer while air is swept through a drum. The results have been very positive. We are experiencing much improved cooling with increased density of our DDGS and less dust. Another benefit has been a considerable drying effect which allows better throughput of our dryers. All of this has all been accomplished while using 50% of the electricity of the original system.

UWGP has several other projects currently underway that will help improve our “Efficiency”.  Installation of a Regenerative Thermal Oxidizer (RTO) will improve our boiler efficiency while at the same time greatly simplify boiler operation and how it ties into our process.  The addition of a Crude Corn Oil Extraction process will produce an additional co-product to sell mainly to the Biodiesel market, but it will also reduce the amount of syrup that otherwise would have to be dried in our dryers. The added benefit will be less residual oily buildup in our dryer ducts which equates to less money spent on cleaning each year.

Certainly I have touched on only a few of the process improvements and the benefits of each one, but the key point is that as we move forward there is a great deal of scrutiny that goes into each project no matter how large or small. We need to consider new technology and keep our options open. We do not want to be on the bleeding edge of new systems but we certainly want to take advantage of sound ideas as they become feasible so that we can benefit from the efficiencies and continue to lead the industry into the future.

Barb Bontrager – CFO

I prefer to talk about our first nine months of operation in 2008 as opposed to only the last quarter.  Obviously it is a more positive discussion but also, in my opinion, a better representation of the results of our operations so far this year.  While we did realize our first quarterly net loss since the beginning of operations of just under $6 million, our year-to-date net income of $12,386,090 represents a 22% return on investment (a 25% return on equity) on an annualized basis.  Much of the loss we realized in this quarter was due to the hedge loss we recognized of $5.3 million which as you might recall follows a hedge gain of $9.2 million in our second quarter.    As we have discussed in the past, quite often the hedge gain (loss) recognized is a matter of timing and what the market value of the open position is relative to the cost of the commodity instrument when the contract was entered into. It is necessary to look at a span of more than just a single quarter to get a true picture of what our hedging activities are doing in terms of managing our risk. The net result of all of our hedging activities for the first nine months of 2008 is a combined realized and unrealized gain of $5.5 million. Annualizing our first nine months of operations equates to a net income of approximately $16 million, which given our future sales and purchase contracts, I believe to be a realistic estimate of our 2008 earnings.

A tax planning memorandum was mailed on November 7, 2008.  We are already well into year-end planning with targets to continue to improve on the timeliness of mailing the K-1 tax forms you need to prepare your 2008 tax return.

Below is one of the financial charts from our 3rd Qtr SEC filing (10-Q) filed November 14, 2008:

	Nine months ended September 30, 2008 (Unaudited)		Nine months ended September 30, 2007 (Unaudited)
Statement of Operations Data	Amount	%	Amount	%
Revenues	$108,302,919	100.0	$83,768,167	100.0

Cost of Goods Sold	$92,742,985	85.6	$64,268,373	76.7

Gross Profit	$15,559,934	14.4	$19,499,794	23.3

Operating Expenses	$2,585,650	2.3	$2,342,822	2.8

Operating Income	$12,974,284	12.1	$17,156,972	20.5

Other Expense	$(588,194)	(0.5)	$(67,632)	(0.1)

Net Income	$12,386,090	11.4	$17,089,340	20.4

Our quarterly SEC report (10Q) was filed timely on November 14, 2008.  This and all of our SEC reports are available from a link on our website www.uwgp.com   --> Click on Company Information --> Click on Financial Information --> Click on the large green button “click here” --> on the next page, click on the [html] link in red to the left of the report you want to view.  The most recent filing is on top with the “10Q” or “10QSB” being our quarterly reports and the “10K” or “10KSB” our annual reports.

Congratulations to Nola Burckhardt
Badger Horse Show Association
High Point Pleasure Rider

Competing in Western Pleasure, English Pleasure and Equitation, showmanship.  Competitions are held in Central Wisconsin.

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